Exhibit 10.2

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of March 19, 2018, is made by and between BGC PARTNERS, INC., a Delaware corporation (“BGC”), and NEWMARK GROUP, INC., a Delaware corporation (“Newmark”). Each of BGC and Newmark is referred to herein as a “Party” and together, the “Parties”.

RECITALS

WHEREAS, each Party and its subsidiaries may require the availability of certain loan facilities for the operation of their respective businesses at times, and have requested that the other Party make, or cause its subsidiaries to make, certain loan facilities available to such Party or its subsidiaries from time to time; and

WHEREAS, the Parties entered into a Revolving Credit Agreement, dated as of December 13, 2017 (the “Original Credit Agreement”) to permit each Party to provide, or cause its subsidiaries to provide, the other Party or its subsidiaries with such loan facilities, but wish to amend and restate the Original Credit Agreement on the terms and conditions hereafter provided;

NOW, THEREFORE, in order to induce the other Party to make, or cause its subsidiaries to make, the Loans and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, each Party hereby agrees as follows:

1. DEFINED TERMS. When used in this Agreement, the following terms shall have the following meanings:

“Agreement” means this Amended and Restated Credit Agreement, as it may be amended, restated, extended, supplemented or otherwise modified from time to time.

“Applicable Rate” shall mean, for any Rate Period, (i) the higher of BGC’s or Newmark’s short-term borrowing rate in effect at such time plus 100 basis points (1.00%) or (ii) such other interest rate as may be mutually agreed between the Borrower and the Lender with respect to one or more Loans. The Applicable Rate for each Rate Period shall be reasonably determined by the Lender in accordance herewith, and the Lender shall advise the Borrower of such determination.

“Borrower” means, with respect to each Loan, the Party or its applicable subsidiary borrowing the money.

“Business Day” means with respect to any borrowing or payment, any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Credit Facilities” means the credit facilities established pursuant to this Agreement.

“Effective Date” means the date hereof.

“Lender” means, with respect to each Loan, the Party or its applicable subsidiary lending the money.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” shall have the meaning assigned to such term in Section 2.1(a).

“Loan Documents” means this Agreement, any Note(s), and all other documents, agreements or instruments executed or delivered in connection with any of the foregoing.

“Material Adverse Effect” means any set of circumstances or events that (a) has or would reasonably be expected to have any material adverse effect upon the validity or enforceability of any provision of this Agreement or any other Loan Document, (b) is or would reasonably be expected to be material and adverse to the condition (financial or otherwise) or business operations of the applicable Borrower and its subsidiaries, (c) materially impairs or would reasonably be expected to materially impair the ability of the applicable Borrower to perform its obligations hereunder or under any other Loan Document, or (d) materially impairs or would reasonably be expected to materially impair the ability of the applicable Lender to enforce any of its legal remedies pursuant to this Agreement or any other Loan Document.

“Maturity Date” means the earliest to occur of (a) the first anniversary of the date of this Agreement, after which the Maturity Date will continue to be extended for successive one year periods unless prior written notice of non-extension is given by a Lender to the Borrower at least six (6) months in advance of such renewal date, (b) the termination of the Credit Facilities and (c) the spinoff of Newmark from BGC such that Newmark will no longer be a subsidiary of BGC at such time.

“Note” shall have the meaning assigned to such term in Section 2.1(b).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the applicable outstanding Loans and all other obligations, interest, fees, charges and expenses of the applicable Borrower to the applicable Lender arising under or in connection with the Loan Documents.

“Person” means any corporation, natural person, firm, joint venture, partnership, trust, unincorporated organization, enterprise, government or any department or agency of any government.

“Rate Period” shall mean each of the applicable periods based on the Applicable Rate determined by the applicable Lender in accordance herewith, which such Lender shall advise to the Borrower.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless the express context otherwise requires: (a) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation” ; (b) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (c) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (d) the word “or” shall be disjunctive but not exclusive; (e) the word “affiliate” shall include all current and future affiliates and (f) the phrase “subsidiary of a Party” and any similar phrase when used with respect to BGC shall not include Newmark or any of its subsidiaries.

2. LOAN FACILITY.

2.1 LOANS.

(a)	Loans; Maturity. Subject to satisfaction of the conditions set forth in Section 3 hereof, a Lender may, on the terms and conditions set forth in this Agreement and to the extent such Lender has sufficient cash available in its sole discretion, make loans and advances (each, a “Loan”) to the Borrower at such Borrower’s request from time to time starting on the Effective Date and ending on the Maturity Date; provided that any amount outstanding under the Original Credit Agreement shall be deemed a Loan hereunder subject to the terms herein. Each Loan together with all accrued but unpaid interest thereon shall be due and payable on such date prior to the Maturity Date as may be mutually agreed between the Borrower and the Lender with respect to such Loan. If no due date is specified, then each Borrower shall repay the aggregate outstanding principal amount of each Loan together with all accrued but unpaid interest thereon and all other amounts owing under this Agreement or the other Loan Documents in full on the Maturity Date.

(b)	Evidence of Debt. The Loans made by a Lender shall be evidenced by one or more accounts or records maintained by such Lender. The accounts or records maintained by the Lender shall be conclusive absent manifest error of the amount of the Loans made by such Lender to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of a Borrower hereunder to pay any amount owing with respect to the Obligations. Upon the request of a Lender, the applicable Borrower shall execute and deliver to such Lender a promissory note, which shall evidence such Lender’s Loans to such Borrower in addition to such accounts or records. Each such promissory note shall be in the form of Exhibit A (a “Note”). The Lender may attach schedules to its Note or Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

2.2 INTEREST.

(a)	Interest Rates. Interest shall accrue on each Loan at a rate per annum for each Rate Period equal to the Applicable Rate for such Rate Period, payable monthly in arrears in immediately available funds beginning on the last day of each month during which such Loan is outstanding, on each date of Loan repayment and on the Maturity Date.

(b)	Interest Basis. Interest shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day a Loan is made but not for the day of any payment on the amount paid. If any payment of principal of or interest on a Loan shall become due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.3 METHOD OF PAYMENT. All payments of principal and interest hereunder shall be made on the date when due in immediately available funds in United States dollars to the applicable Lender at such Lender’s address specified in Section 6.7 or as otherwise directed by such Lender.

2.4 PREPAYMENTS. Subject to the requirements of this Section 2.4, each Borrower shall have the right from time to time, on any Business Day, to prepay any Loan in whole or in part. All prepayments shall be accompanied by accrued interest on the amount prepaid plus any cost incurred by the applicable Lender as a result of such prepayment.

3. CONDITIONS PRECEDENT

3.1 CONDITIONS TO CLOSING AND FIRST LOAN. A Party shall not be required to make any Loans under this Agreement unless each Party shall have duly executed and delivered to the other Party this Agreement.

3.2 CONDITIONS TO ALL BORROWINGS. The obligations of a Party (and of any subsidiary of a Party which become a Lender) to make any Loan shall also be subject to the following conditions precedent that shall be satisfied on the date such Loan is made and after giving effect thereto:

(a)	each of the representations and warranties of the other Party and the applicable Borrower contained in this Agreement, the Loan Documents or in any other document or instrument delivered pursuant to this Agreement shall be true and correct as of the date as of which they were made and shall also be true and correct as of the date such Loan is made;

(b)	the other Party and the Borrower shall have complied with all other requirements under this Agreement and the other Loan Documents; and

(c)	At the time of, and immediately after giving effect to, such Loan, no set of events or circumstances shall exist as would constitute a Material Adverse Effect.

4. REPRESENTATIONS AND WARRANTIES. Each Party (as Borrower or parent of a Borrower) and each subsidiary of a Party which becomes a Borrower, represents and warrants to the other Party (as Lender) that on the date hereof, and on the date that each and every Loan is made to such Person after the date hereof:

4.1 NON-CONTRAVENTION. The execution and delivery by such Party (and, if applicable, the deemed joinder by any such subsidiary) of this Agreement, the other Loan Documents to which it is a party, and the performance by such Borrower of its obligations hereunder and thereunder: (i) are not in contravention of any provision of such Borrower’s organizational documents; (ii) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality; (iii) will not conflict with or result in the breach or termination of, constitute a default under, or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Party or such Borrower is a party or by which such Party or such Borrower or any of such Party’s or such Borrower’s property is bound; (iv) will not result in the creation or imposition of any Lien upon any of the property of such Party or such Borrower other than those in favor of the applicable Lender; and (v) do not require the consent or approval of any governmental body, agency, authority or any other Person except such consents as have been obtained, except, in the case of each of (ii), (iii), (iv) and (v), for any violation or conflict which would not reasonably be expected to have a Material Adverse Effect.

4.2 ENFORCEABLE OBLIGATIONS. This Agreement and the other Loan Documents to which such Party is a party have been duly and validly executed by such Party (or deemed executed in the case of a subsidiary Borrower) and constitute the legal, valid, and binding obligations of such Party or such Borrower, as the case may be, enforceable against such Person in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization or similar laws generally affecting the enforcement of the rights of creditors.

5. AFFIRMATIVE COVENANTS. During the term of this Agreement, unless the other Party (as Lender and on behalf of its subsidiaries which are Lenders) shall otherwise consent in writing and while any Loans remain outstanding to a Party or any of its subsidiaries as Borrower under this Agreement or any Loan Document:

5.1 CORPORATE EXISTENCE, ETC. Such Party shall (and shall cause each of its subsidiaries which is a Borrower to) maintain its corporate existence, and maintain its assets and properties in good repair and working order, unless, in each case, such failure would not reasonably be expected to have a Material Adverse Effect.

5.2 TAXES. Such Party will (and will cause each of its subsidiaries which is a Borrower to) pay all real and personal property taxes, assessments and charges as well as all franchise, income, unemployment, withholding, sales and other taxes assessed against it, or payable by it at such times and in such manner as to prevent any penalty from accruing or any Lien or charge from attaching to its property, and will furnish the other Party upon request, receipts, or other evidence that deposits or payments have been made, unless, in each case, such failure would not reasonably be expected to have a Material Adverse Effect.

6. GENERAL PROVISIONS.

6.1 SURVIVAL OF REPRESENTATIONS. All representations and warranties of a Party contained in this Agreement shall survive delivery of this Agreement, any Note and the other Loan Documents, and the making of the Loans herein contemplated.

6.2 ENTIRE AGREEMENT; AMENDMENTS; INVALIDITY. This Agreement and the other Loan Documents constitute the entire agreement and understanding of the Parties, and supersede and replace in their entirety any prior discussions, agreements, etc., all of which are merged herein and therein. None of the terms of this Agreement or any of the other Loan Documents may be amended or otherwise modified except by an instrument executed by each of the Parties. If any term of this Agreement or any other Loan Document shall be held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall in no way be affected thereby, and this Agreement and the other Loan Documents shall be construed and be enforceable as if such invalid, illegal or unenforceable term had not been included herein. Section headings in this Agreement and the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of this Agreement or any of the other Loan Documents.

6.3 GOVERNING LAW. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

6.4 CONSENT TO JURISDICTION. Each Party (and each subsidiary of a Party which becomes a Lender or Borrower) further agrees to service of process in any such suit being made upon such Person by mail at the address specified for notices in Section 6.7 hereof.

6.5 ADDITIONAL DOCUMENTATION. A Borrower, at its own expense, shall do, make, execute and deliver all such additional and further acts, deeds, assurances, documents, instruments and certificates as the applicable Lender may reasonably request in order to carry out the terms and provisions of this Agreement and the other Loan Documents.

6.6 SUCCESSORS AND ASSIGNS. This Agreement and the other Loan Documents and all obligations of a Borrower hereunder and thereunder shall be binding upon the successors and permitted assigns of such Borrower, and shall, together with the rights and remedies of the applicable Lender hereunder, inure to the benefit of such Lender, any future holder of this Agreement or any other Loan Document and their respective successors and assigns; provided, however, a Borrower may not transfer or assign its rights or obligations hereunder or thereunder without the express written consent of the applicable Lender, and any purported transfer or assignment by such Borrower without the applicable Lender’s written consent shall be null and void. A Lender may assign, transfer, participate or endorse its rights under this Agreement or any of the other Loan Documents without the consent or approval of any Borrower, and all such rights shall inure to such Lender’s successors and assigns. No sales of participations, other sales, assignments, transfers, endorsements or other dispositions of any rights hereunder or thereunder or any portion hereof or thereof or interest herein or therein shall in any manner affect the obligations of any Borrower under this Agreement or the other Loan Documents. Each Borrower agrees, in connection with any such assignment, to execute and deliver such additional documents or agreements, including new Notes, as may be reasonably requested.

6.7 NOTICES. All notices, requests, demands and other communications required or permitted under this Agreement and the other Loan Documents or by law shall be delivered personally or sent by certified or registered mail, postage prepaid, or by overnight courier, telex or facsimile transmission and shall be deemed received, in the case of personal delivery, when delivered, in the case of mailing, when receipted for, in the case of overnight delivery, on the next business day after delivery to the courier, and in the case of telex and facsimile transmission, the next business day after upon transmittal. Receipt of notices pursuant to this Agreement shall be deemed to have occurred on the earlier of (a) the date of actual receipt, and (b) the date that notice is deemed received pursuant to the first sentence of this Section 6.7. All notices, requests, demands and other communications required or permitted under this Agreement or by law shall be delivered to the following addresses:

If to BGC (or any subsidiary of BGC):

BGC Partners, Inc.

499 Park Avenue

New York, New York 10022

Attention: General Counsel

Telecopy: (212) 829-4708

If to Newmark (or any subsidiary of Newmark):

Newmark Group, Inc.

125 Park Avenue

New York, New York 10017

Attention: General Counsel

Telecopy: (312) 276-8715

6.8 COUNTERPARTS. This Agreement may be executed in any number of separate counterparts, all of which, when taken together, shall constitute one and the same instrument, notwithstanding the fact that all parties did not sign the same counterpart.

6.9 NO WAIVER BY LENDER, ETC. A Lender shall not be deemed to have waived any of its rights upon or under the applicable Obligations unless such waiver shall be in writing. No delay or omission on the part of a Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any right on any future occasion. All rights and remedies of a Lender with respect to the applicable Obligations, whether evidenced hereby or by any other instrument or papers, shall be cumulative and may be exercised singularly, alternatively, successively or concurrently at such time or at such times as a Lender deems expedient.

6.10 WAIVERS. Each Borrower, for itself and its legal representatives, successors and assigns, hereby expressly waives demand, protest, presentment, notice of acceptance of this Agreement or any other Loan Document, notice of loans made, credit extended or other action taken in reliance hereon and all other demands and notices of any description.

6.11 SUBSIDIARIES. By requesting or making a Loan, any subsidiary of a Party which requests or makes a Loan as contemplated hereby shall be deemed to have agreed to be bound by this Agreement as a Borrower or Lender, as applicable, and to have agreed that all of the terms and provisions hereof shall apply to such Loan.

[Signature page to follow]

IN WITNESS WHEREOF, this Agreement has been duly executed as an instrument under seal as of the date first set forth above.

BGC:	BGC PARTNERS, INC.

	By:	/s/ Steve McMurray
Printed Name: Steve McMurray Title: Chief Financial Officer

NEWMARK:	NEWMARK GROUP, INC.

	By:	/s/ Michael Rispoli
Printed Name: Michael Rispoli Title: Chief Financial Officer

[Signature Page to Amended and Restated Credit Agreement, dated as of March 19, 2018, by and between BGC Partners, Inc. and Newmark Group, Inc.]

EXHIBIT A

FORM OF NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT RELATED THERETO OR AN APPLICABLE EXEMPTION THEREFROM.

                    , 20

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                          or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Amended and Restated Credit Agreement, dated as of March 19, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), between the BGC PARTNERS, INC., a Delaware corporation, and NEWMARK GROUP, INC., a Delaware corporation.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Lender in immediately available funds as directed by the Lender. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[applicable Borrower]

By:
Name:
Title:

Date	Principal Amount Loaned	Principal Amount Repaid	Total Unpaid Outstanding Principal Amount	Notation Made By
, 2018